FOR IMMEDIATE RELEASE
CONTACT:   Walter E. Daller Jr., Chairman, President and CEO
PHONE:  215-256-8851

HARLEYSVILLE NATIONAL CORPORATION COMBINES BANK CHARTERS

HARLEYSVILLE, PA (December 24, 2003) – Harleysville National Corporation (HNC) (NASDAQ: HNBC) has recently received the approval of the Office of the Comptroller of the Currency (OCC), its primary regulator, to combine the charters of its subsidiary banks, Security National Bank (SNB), headquartered in Pottstown, and Citizens National Bank (CNB), headquartered in Lansford, into its largest subsidiary bank, Harleysville National Bank and Trust Company (HNB). As of March 26, 2004, all the bank offices will operate with the HNB name and every customer will enjoy the convenience of banking at any of the more than 40 offices throughout Eastern Pa.

“While our customers will continue to receive the same great service from the same great people, they will now be able to bank from Honesdale, in Northeastern, Pa. to Horsham, in Southeastern, Pa., and everywhere in between,” said Walter E. Daller, Chairman, President and CEO of HNC.

   All of the terms, conditions, and service charge structure of current accounts will remain the same and branch staffs will retain the authority to make local decisions in the best interest of customers. Until now, SNB and CNB have both been operating as independently chartered national banks but have worked closely with their sister bank HNB and have offered the same banking services, policies and procedures.

The current CNB and SNB boards of directors will remain as regional boards and the current bank presidents, Deb Takes (HNB), Thomas Oleksa (CNB), and Fred Reim (SNB) will continue to head up their regions, as well, continuing the strong local leadership that has proved so successful for HNC.

   Providing Real Life Financial Solutions , Harleysville National Corporation has assets in excess of $2.5 billion and operates 40 banking offices in 9 counties throughout Eastern Pennsylvania through its three subsidiary banks—Harleysville National Bank and Trust Company, Citizens National Bank and Security National Bank. Investment Management and Trust Services are provided throughout the company by Harleysville National Bank and Trust Company. Harleysville National Corporation’s stock is traded under the symbol “HNBC” and is commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC website at www.hncbank.com.